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               U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549
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                              FORM 15
  Certification of Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
     Suspension of Duty to File Reports Under Sections 13
       and 15(d) of the Securities Exchange Act of 1934

               Commission File No. 0-28122

                TYSONS FINANCIAL CORPORATION
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     (Exact name of registrant as specified in its charter)

            Virginia                        54-1527945
      --------------------              ------------------
   (State or Other Jurisdiction           I.R.S. Employer
         of Incorporation)              Identification No.)

   8200 Greensboro Drive, Suite 100 McLean, Virginia    22102
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   (Address of Principal Executive Offices)        (Zip Code)

Issuer's telephone number, including area code:  (703) 556-0015

                         Common Stock
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    (Title of each class of securities covered by this Form)

                              N.A.
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)    [X ]  Rule 12h-3(b)(1)(ii)   [  ]
   Rule 12g-4(a)(1)(ii)   [  ]  Rule 12h-3(b)(2)(i)    [  ]
   Rule 12g-4(a)(2)(i)    [  ]  Rule 12-3(b)(2)(ii)    [  ]
   Rule 12g-4(a)(2)(ii)   [  ]  Rule 15d-6             [  ]
   Rule 12h-3(b)(1)(i)    [  ]
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Approximate number of holders of record as of the certification or notice date: 1
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Pursuant to the requirements of the Securities Exchange Act of
1934 Tysons Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 25, 1998             BY: /S/JANET A. VALENTINE
      --------------------------     ---------------------------

               TITLE: PRINCIPAL FINANCIAL & ACCOUNTING OFFICER
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Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-
6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.
The name and title of the person signing the form shall be typed or printed under the signature.
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